Exhibit 99.2

FutureFuel Corp. Further Corrects Dividend Information

Special Cash Dividend To Be Paid December 28, 2009

ST. LOUIS – On December 3, 2009, FutureFuel Corp. (OTC: FTFL) (the “Company”) announced that its previously announced action revising the record date for its upcoming special cash dividend is not able to be implemented because of market timing. The record date for the upcoming special dividend will remain at the originally announced record date of December 1, 2009.

The Company was advised this morning by the Financial Industry Regulatory Authority (“FINRA”) that the Company’s December 2, 2009 request to revise its record date for the upcoming dividend from December 1, 2009 to December 14, 2009 could not be accommodated by FINRA because it already had established the ex-dividend date for trading in the Company’s common stock. Because of this ruling from FINRA, the record date for the dividend reverts to December 1, 2009.

The original announcement of the special dividend specified a December 1, 2009 record date and a December 22, 2009 payment date. As announced on December 2, 2009, the amended payment date for the dividend now will be December 28, 2009.

Only those holders of the Company’s warrants or options who properly exercised their warrants or options on or before December 1, 2009 will be considered holders of record on such date, whether or not new stock certificates were issued to such holders by that date.

The dividend remains at $0.30 per share of common stock.

The Company regrets any confusion caused by it prior announcements.

FutureFuel Corp. was created in 2005 as a special purpose acquisition vehicle to acquire companies and make a notable impact in the biofuel and fuel industries.  In October 2006, the Company purchased FutureFuel Chemical Company (formerly named “Eastman SE, Inc.”), the owner and operator of a chemical and biodiesel manufacturing facility located near Batesville, Arkansas.  Since then, the Company has worked to become a leader in the U.S. biofuel industry, while maintaining the Batesville facility’s status as a world-class specialty chemical manufacturer.

For more information, contact:
Douglas D. Hommert, Executive
Vice President, Secretary and Treasurer
314-854-8520